Exhibit 10.6

Amendment no. 1 to Framework Agreement for Investment and Collaboration on a Public Offering

Signed and executed in Netanya on October 26, 2022

BY AND BETWEEN:	Silynxcom Ltd.

Private company no. 516454154
19 Yad Haruzim, Netanya
(Hereinafter referred to as the “Company”)

ON THE FIRST PART;

AND BETWEEN:	Ofer Amir, ID 59789479.
Shlomi Amsalem, ID 043055482
(Hereinafter, jointly and severally, the “Investors”)

ON THE SECOND PART;

WHEREAS	on December 29, 2021 a framework agreement for investment and collaboration for public offering was executed between the Company and Investors, attached hereto as Annex I (the “Framework Agreement”); AND

WHEREAS	the Parties would like to make several amendments to the Framework Agreement, all as specified in this amendment below;

NOW THEREFORE, the parties agree, represent and covenant as follows:

1.	Preamble, Headers, Interpretation

1.1.	The Preamble to this amendment and the Annex attached thereto constitute an integral part thereof;

1.2	All terms and expressions in this amendment shall have the meaning ascribed to them in the Framework Agreement unless expressly stated otherwise herein and/or necessary by the context.

2.	Amendment

2.1.	As of the date of this amendment, the following provisions shall apply:

2.1.1.	In the Preamble to the agreement, on the second recital, the words “in the Tel Aviv Stock Exchange” will be deleted and replaced with the words: “in TASE or US Stock Exchange as these terms are defined below”.

2.1.2.	In Section 2.1 of the Framework Agreement, the word TASE will be added with the words: “Tel Aviv Stock Exchange Ltd. (“TASE”) or NASDAQ or NYSE (NASDAQ and NYSE will be referred to herein as the “US Stock Exchange”)

2.1.3.	In Section 3.2 of the Framework Agreement, the word “second-” will be deleted.

The following will be added at the end of Section 3.7: “Notwithstanding the above, the Investors acknowledge that they are aware that Mr. Rani Nir, holding 1.47% of the Company shares, has asserted before the Company arguments on calculation of his holdings, and in any way, any agreement of the Company with him will not be on account of the Investors and/or Additional Investors.”

2.1.4.	Section 3.9 of the Framework Agreement will be fully deleted (including the shareholders table) and replaced with the following:

“On the execution of this agreement the Company’s issued and outstanding share capital is composed of 16,666,666 Ordinary Shares, held according to the distribution described in Schedule 2.1.1 attached to this amendment (the “Current Shareholders”).”

2.1.5.	Section 3.10 will remain in its current language, however, Schedule 3.10 (options and convertible securities) will be reattached to this amendment, replacing any previous format.

2.1.6.	In Section 3.16 of the Framework Agreement, the word “Nick” will be entirely deleted and replaced with the word “Nir.”

2.1.7.	In Section 3.23 of the agreement, after the words “subject to the Investors’ undertakings herein” the paragraph will be deleted and replaced with the following: “to submit the first prospectus draft until and no later than March 31, 2023, based on the financial statement for 2020, 2021 and 2022 without derogating from and in addition to the above, the Company will notify by December 31, 2022 to the Israeli Securities Authority or any other relevant authority of its intention to file a prospectus and act to complete the public Offering process so that in any way it ends before June 30, 2023 (the “Termination Date”).”

It is hereby clarified that whenever the Framework Agreement or this amendment mentions the term Termination Date or December 31, 2022 (including without limitation Section 9.3 of the Framework Agreement), it would mean June 30, 2023. For the avoidance of doubt, to the extent the public Offering procedure is incomplete by such Termination Date this agreement will be null and void, except under the circumstances specified in Section 3.14 below.

2.1.8.	The first paragraph of Section 5.1, Framework Agreement, starting with the words “The parties intend” and ending with the words “other track” will be fully replaced with the following:

“The Parties intend to act and bring upon a situation in which the Company offers the public to purchase Company shares while listing the Company shares in TASE or US Stock Exchange (“Capital Raising from the Public” or “Offering”) in an R&D track and/or any other track.” In case of US Stock Exchange Offering the provisions of this agreement will apply mutatis mutandis”

2.1.9.	The following will be added at the end of Section 5.1 of the Framework Agreement:

“In case of US Stock Exchange Offering the minimal capital raising will be USD 15M net after payment of all Offering expenses.”

2.1.10.	Section 5.3 of the Framework Agreement will be fully deleted.

2.1.11.	In Section 7.1 of the Framework Agreement, Subsection (b) will be amended in such manner that after the words “in case the Offering does not realize, but a private funding under the circumstances in Section 7.6 below” the sentence will be deleted and replaced with the following: “under an assumption of 30% for a private fund-raising round and an assumption of 33% for an IPO or Liquidity Event as defined in the Convertible Loan Agreements.”

2.1.12.	Section 7.2 of the Framework Agreement will be fully deleted and replaced with the following:

“In consideration to completing the Investment and Additional Investment and subject to completing the Capital Raising from the Public the total holdings in the Company’s fully diluted share capital held by the Current Shareholders, Vice CEO, Additional Investors, and public investors as part of the Offering will be:

(a) To the extent the Capital Raising from the Public in Israel is ILS 16M in additional to the Investors’ Investments under this agreement - the Investors together with the Offering investors (that is, public investors participating in the Capital Raising from the Public), together, will hold 40% of the Company’s issued and outstanding share capital as is upon the Offering completion. In such an event the Current Shareholders together with the Vice CEO will hold the remaining Company shares, i.e., 60% of the issued and outstanding share capital of the Company as is on the Offering completion. To illustrate the rate of holdings of Company shares soon after the Offering, see a cap table in Schedule 7.2.1 simulating a scenario of Capital Raising from the Public at a scope of ILS 16M according to Company value of ILS 54M pre-money.

(b) To the extent the Capital Raising from the Company in TASE in Israel exceeds ILS 16M (capital raising that is subject to the consent of the Investors and the Company - then, for the part up to ILS 16M, inclusive, the provisions of Section 7.2(a) will apply, and the surplus dilution for the part of investment exceeding ILS 16M will be distributed between the Investors, on the first part, and the Company Current Shareholders, including the Vice CEO, on the second part, and Oded Tzuker on the third part, pro rata according to their holdings, with the starting point for the reduction being the holdings rate each of such parties had according to his holdings in the Company had a capital raising of ILS 16M only been achieved (subsection (a) above). To illustrate the rate of holdings of Company shares soon after the Offering in such an event, see a cap table in Schedule 7.2.2 simulating a scenario of Capital Raising from the Public at a scope of ILS 20M according to Company value of ILS 54M pre-money.

2.1.13.	In case of US Stock Exchange Offering the following will apply:

Capital Raising from the Public will be at a scope of at least USD 17M; (b) Section 7.2.A above will be amended in such manner that the Current Shareholders hold 50% of the issued and outstanding share capital soon following the Offering (including 1,333,333 options allotted to the Vice CEO) while Section 7.2.B will be deleted and have no effect; (c) The Company value for the Offering will be determined by the Company and Investors, subject to prior written consent of the competent Company institutions; (d) In any event (but subject to Section 3.1.3 below) the Investors will hold no less than 14% of the Company’s issued and outstanding share capital on the Offering completion; (e) In the event options as per Section 7.9 below are granted, the holdings rate of Current Shareholders and Investors will be less than those indicated in Subsections (b) and (d) above; (f) Any consideration whatsoever in shares or securities convertible into shares granted to an investment bank, underwriters and other service providers with respect to the Offering or Offering preparation process will equally dilute the Current Shareholders, Investors, Additional Investors, public shareholders, and all other holders of Company share or options at the time.”

2.1.14.	In Section 7.3 of the Framework Agreement, the words “the Company is issued” will be added with the words “in Israel.”

2.1.15.	In Section 7.6 of the Framework Agreement, the words “with the following: “for a price reflecting a 30% discount from the price per share paid in the last investment round” will be followed by: “for a private fund-raising round and an assumption of 33% for an IPO or Liquidity Event as defined in the Convertible Loan Agreements.”

2.1.16.	From the last paragraph of Section 7.6 of the Framework Agreement, the words “It is agreed that as of the execution of this agreement until the earlier of completing Capital Raising from the Public” will be deleted and replaced with “It is agreed that as of the execution of this agreement until the earlier of completing capital raising under Section 5.1 of the Framework Agreement”

2.1.17.	In Section 7.9 of the Framework Agreement, the words: “The Company may, as part of the Offering, allot up to 8% of the share capital” will be deleted and replaced with the words: “The Company may, prior to or following the Offering completion, allot or undertake to allot up to 12% of the Company share capital, as is on the Offering completion, to ESOP.”

2.1.18.	Section 7.9 will be followed by Section 7.10, stating: “In case of US Stock Exchange Offering the Company will list the Investors’ shares up to 6 months following the Offering, subject to regulations and rules that apply to US Stock Exchange listing”

2.1.19.	It is hereby clarified that according to the provisions of Section 9.3 of the Framework Agreement, in case of investment according to the Section, the compensation to the Investors and Additional Investors will be cumulative: i.e., issuance of shares for the value of their actual investment in the Company from the most senior class issued in such investment transaction, and in addition, shares of the most senior class issued in such investment transaction reflecting 12% of the Company after executing such investment transaction, fully diluted.

2.1.20.	In Section 9.4 of the Framework Agreement the date “March 31, 2023״ will be replaced with the date “September 31, 2023״.

3.	Additional Consents:

3.1.1.	To the extent the Parties agree to advance the Offering in the US Stock Exchange the Parties will cease advancing the Offering in TASE.

3.1.2.	It is hereby agreed that as of the Offering completion date according to the provisions of this agreement, Mr. Ofer Amir will provide services to the Company subordinate to the Company CEO and subject to executing a services agreement between the Parties in the language customary with the Company, until the earlier of: (a) the end of a 3-year period from the Offering completion date; or (b) the date in the holdings rate of Mr. Ofer Amir in the Company share capital decreases from 3%. In consideration to providing the services according to the terms of the agreement, Mr. Ofer Amir will be entitled to financial remuneration equal to the financial remuneration of the Company board chair, as actually paid from time to time (excluding, for the avoidance of doubt, bonuses, capital remuneration, and other similar components) against tax invoice together with VAT.

3.1.3.	In addition to the other amounts paid to the Company by the date of this amendment, the Investors will transfer to the Company no later than the end of 45 (forty-five) days from the execution of this amendment by both Parties a sum of $200,000 (two hundred thousand US Dollars) as participation in the US Offering expenses. It is agreed that the Investors may cause this amount to be paid by third parties, whose identity was approved in advance by the Company, provided that the Company will not unreasonably withhold such approval except for written considerations. Such investors, to the extent approved by the Company will be considered Additional Investors as such term is defined in the original agreement. The Investors or Additional Investors, as the matter may be, will sign Convertible Loan Agreements with respect to transfer of such funds in a language customary with the Company. For the avoidance of doubt, payment of such additional sum by the Investors or Additional Investors and the terms of the Convertible Loan Agreements executed for that end may not modify the consents of the Parties on the minimal holdings rate of the Current Shareholders as per Section 2.1.12 and 2.1.13 above.

3.1.4.	Where the Company started the process to complete Capital Raising from the Public in US Stock Exchange under this agreement and the process was not complete on the Termination Date then, as long as this process continues with support of the think Equity investment bank, the provisions of this agreement, including Section 7.2(c), will continue to apply on the completion of the Capital Raising from the Public as if such capital raising was completed by the Termination Date, even if the Termination Date has elapsed.

3.1.5.	It is agreed that any payment made to Mizrahi Tefahot Bank with respect to revoking the option granted to the bank to purchase the Company shares will be made from the Company funds following Offering.

3.1.6.	The total cost of the US Stock Exchange Offering process, excluding success fee, will not exceed $600,000, as detailed in Schedule 3.1.6. It is clarified that to the extent the Offering costs budget exceeds the above, the Company and Investors will jointly take care of a funding source for the additional payment.

Representations

The Company represents and acknowledges towards the Investors:

4.1.	That as of this amendment, a total Investment Amount of ILS 1,170,000 was transferred to it by the Investors and Additional Investors.

4.2.	The Company will use reasonable commercial efforts to procure that within twenty-one (21) days from its execution, all required resolutions will be made in the competent organs of the Company for the execution of this agreement. Resolutions of the general meeting and board on approval of this amendment will be attached as Schedule 3.4 hereto, once made. This amendment will enter into effect and bind the Parties upon its approval by the competent organs of the Company, as noted above.

General Terms and Conditions

5.1.	This amendment fully contains, embodies, merges, expresses and exhausts all consents of the Parties thereto on the matters mentioned herein only.

5.2.	This amendment may not be modified and/or amended except with a written document executed by both Parties.

5.3.	The Israeli law shall govern this amendment. The sole and exclusive jurisdiction on anything related to the amendment is exclusively granted to the competent courts in the City of Tel Aviv - Yafo.

5.4.	Communications concerning this amendment will be sent via registered mail or electronic mail or delivered by hand according to the addresses of the Parties stated in the Preamble herein (or any other address detailed in an appropriate written notice), and every such communication will be deemed to have been delivered at its destination upon the earlier of: (a) its actual delivery (or offer to the addressee in case of failure to accept); (b) the elapsing of one business day from its email transmission; or (c) the elapsing of 3 business days from the date it was posted for registered mail except address change notice which would only be considered delivered on its actual delivery to the addressee.

IN WITNESS THEREOF, the Parties signed and executed this agreement:

Silynxcom Ltd.:		[Signature]	[Signature]

By:	Nir Klein	Ofer Amir	Shlomi Amsalem

Name:	[signature + stamp: Silynxcom Ltd.]

[Signature]